Exhibit 10.2

August 2, 2019

Daniel J. McCarthy

President and Chief Executive Officer

Frontier Communication Corporation

Dear Dan:

Frontier Communications Corporation has implemented new severance arrangements reflecting changes in our compensation programs over the past few years.  As further detailed below, the severance arrangements reflected in this letter agreement (“Agreement”) fully replace any previous severance arrangements you may have (or may have had) with the Company.

Upon your termination of employment with the Company, the Company will provide you with severance benefits pursuant to this Agreement.

Your employment with the Company may be terminated by you or the Company for any reason upon 60 days’ advance notice (30 days’ advance notice in the event you resign for “Good Reason” or “CIC Good Reason” as defined below).

For each termination scenario below, and subject (as applicable) to the release requirement specified below, you will be entitled to receive: (i) your base salary through the date of termination, (ii) any cash incentive earned and vested for a previously completed performance period that has not yet been paid as of the date of termination (payable at the time specified in the applicable cash incentive arrangement), (iii) your accrued but unpaid vacation (payable in accordance with the terms of the Company’s vacation policy), and (iv) 3 months of medical coverage with the same subsidy you are receiving as an active employee.  Other elements are shown below, with detail regarding payment provided later in this Agreement.

•

Without Cause or for Good Reason:  If the Company terminates your employment without Cause (as defined in Exhibit A) or you resign your employment for Good Reason (as defined in Exhibit A), you will be entitled to receive:

•

Periodic severance payments totaling to one times your annual Base Salary in effect on the date of your employment termination (with the same timing as regular salary payments and commencing within 60 days following the date of your employment termination, subject to the provisions under the heading “Section 409A” below);

•	Full vesting of the 2017 and 2018 outstanding unvested restricted stock awards;
•	Full vesting of 2017 and 2018 outstanding unvested long-term incentive program awards, calculated based on actual achievement with respect to the applicable performance goals;
•	The 2019 cash-based Retention Award repayment provisions will be forgiven and, as such, no repayment of awards will be required;
•	The 2019 cash-based Performance Retention Award repayment provisions will be forgiven and, as such, no repayment of awards will be required; and,
•	Any future awards will be treated in accordance with the provisions of their grant agreements.

•

Without Cause or for CIC Good Reason Post-CIC:  If, within one year following the date of a change in control (as defined in our Equity Plan), the Company terminates your employment without Cause or if you resign your employment for CIC Good Reason (as defined in Exhibit A), or such a termination or resignation occurs within the six-month period preceding a change in control and is related to the change in control (in which case you will be deemed to have incurred an employment termination on the date of the change in control), you will be entitled to receive the following:

•

A lump sum severance payment within 60 days following the date of your employment termination, subject to the provisions under the heading “Section 409A” below, equal to two times the sum of (i) your annual Base Salary in effect on the date of your employment termination (or, if greater, at the time of the material decrease in your Base Salary that constitutes CIC Good Reason for your resignation), and (ii) your target cash incentive for the calendar year of your termination of employment (or, if greater, at the time of the material decrease in your target cash incentive that constitutes CIC Good Reason for your resignation);

•	Full vesting of the 2017 and 2018 outstanding unvested restricted stock awards;
•

With respect to any 2017 and 2018 outstanding unvested long-term incentive program awards, achievement of the applicable performance goals will be determined as of the effective date of the change in control, if determinable, otherwise the applicable performance goals will be deemed achieved at target (in either case, the “earned award”); if the surviving entity in the change in control does not assume or continue the earned award or replace the earned award with an award of equivalent value and comparable terms, you will vest in the earned award on the effective date of the change in control; if the surviving entity in the change in control assumes or continues the earned award or replaces the earned award with an award of equivalent value and comparable terms, you will vest in the earned award on the last day of the performance period originally applicable to the performance share award if you remain employed with the surviving entity on such date or upon your earlier employment termination as specified above;

•	The 2019 cash-based Retention Award repayment provisions will be forgiven and, as such, no repayment of awards will be required;
•	The 2019 cash-based Performance Retention Award repayment provisions will be forgiven and, as such, no repayment of awards will be required; and,
•	Any future awards will be treated in accordance with the provisions of their grant agreements.

•

Only Incremental Amounts Due.  It is possible that you will terminate employment prior to the effective date of a change in control and become entitled to benefits under this Agreement on account of such termination of employment, and that the termination of employment will subsequently be determined to have occurred on account of a change in control that occurs after the date of the employment termination.  In that event, the amounts and benefits to which you will be entitled under this Agreement upon the occurrence of the change in control will be the incremental amounts and benefits, if any, that exceed the comparable amounts and benefits to which you previously became entitled under this Agreement.

•

Release Required.  You must sign and not revoke a release of claims agreement (“Release”) by the applicable deadlines as a condition to receipt of the severance benefits (other than Base Salary earned through the date of termination and accrued but unpaid vacation) and you must comply with the restrictive covenants set out under the Non-Competition/Non-Solicitation/Non-Disparagement” heading below.  The applicable deadline for signing the Release shall be 45 or fewer days (as specified in the Release) and the deadline for revoking the Release shall be seven or fewer days (as specified in the Release).  If you fail to cure a material breach one or more of the restrictive covenants set out under the Non-Competition/Non-Solicitation/Non-Disparagement” heading below with 30 days of written notice from the Company, you will forfeit any severance benefits that have not been paid or provided to you, and you must repay to the Company the amount (or equivalent cash value) of any such severance benefits that have been paid or provided to you.  The Company shall provide the Release to you within seven days following your termination of employment date. The specific terms of the Release shall be determined by the Company in its discretion, but it is intended that it shall provide the Company with at least the protections that are included in the specimen release attached hereto as Exhibit B and shall (i) provide for the release all then existing claims against the Company and its affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of your employment or the Company’s business, provided, however, that such release shall not bar or prevent you from responding to any litigation or other proceeding initiated by a released party and asserting any claim or counterclaim you have in such litigation or other proceeding as if no such release had been given as to such party, and shall not bar you from claiming rights that arise under, or that are clearly and expressly preserved by, this Agreement; and (ii) reaffirm your agreement to the restrictive covenants set out under the Non-Competition/Non-Solicitation/Non-Disparagement” heading below.

•

As detailed further below, the benefits hereunder are designed so that the payments described above are either exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or are paid in compliance with Section 409A and the related Department of Treasury guidance (including but not limited to the six-month delay for payments to “specified employees” triggered by separation from service).

If you resign your employment without Good Reason or CIC Good Reason or the Company terminates your employment for Cause, you will be entitled to receive only the following: (i) your base salary through the date of termination, (ii) your accrued but unpaid vacation (payable in accordance with the term of the Company’s vacation policy), and (iii) only if the requirements for a Release specified above are fully satisfied, any cash incentive earned and vested for a previously completed performance period that has not yet been paid as of the date of termination (payable at the time specified in the applicable cash incentive arrangement).  The Company shall not be obligated to provide any advance notice to you in the event it terminates your employment for Cause.

Indemnification

While employed pursuant to this Agreement (and subsequently with respect to the period during which you were so employed), you shall be indemnified by the Company to the fullest extent permitted by its charter, by-laws or the terms of any insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder, but excluding indemnification for any violation of the Company’s code of conduct or Security and Exchange Commission requirements if it is a material violation, or if applicable law bars indemnification without regard to materiality).   The Company's obligation under this paragraph shall survive any termination of your employment or this Agreement.

Non-Competition/Non-Solicitation/Non-Disparagement

You acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that, while employed by the Company and for a period of one year following any termination of your employment with the Company (the “Restricted Period”), you will not, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”),

•	Directly or indirectly engage in any business that directly or indirectly competes in any material way with the primary business of the Company;

•	Solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

•

Hire any such employee who was employed by the Company or its affiliates as of the date of your termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of your employment with the Company.

You shall not at any time issue any press release or make any public statement about the Company or any director, officer, employee, successor, parent, subsidiary or agent or representative of, or attorney to the Company (any of the foregoing, a “Company Affiliate”) regarding (i) any of the foregoing’s financial status, business, services, business methods, compliance with laws, or ethics or otherwise, or (ii) regarding Company personnel, directors, officers, employees, attorneys, agents, that, in either case, is intended or reasonably likely to disparage the Company or any Company Affiliate, or otherwise degrade any Company Affiliate’s reputation in the business, industry or legal community in which any such Company Affiliate operates, and the Company shall not at any time (either by official Company action or through a director of the Company or an executive who is a senior vice president or above) issue any press release or make any public statement about you or your spouse that is intended or reasonably likely to disparage your reputation in the business, industry or legal community or otherwise degrade you or your spouse’s reputation or standing in their community; provided, that, you and the Company shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to the other thereof, and (b) defend your or itself against any statement made by the other party (including those made by any Company Affiliate or by any person affiliated with you or your spouse) that is intended or reasonably likely to disparage or otherwise degrade that party’s reputation, but only if there is a reasonable belief that the statements made in such defense are not false statements, (c) while employed as an officer of the Company, make any statement that you determine in good faith is necessary or appropriate to the discharge of your duties as an officer of the Company, and (d) provide truthful testimony in any legal proceeding.

It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

You acknowledge and agree that the remedies at law for a breach or threatened breach of any of the provisions of this Agreement that appear under the “Non-Competition/Non-Solicitation/Non-Disparagement” heading above would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, in the event of an alleged breach of this section by the Company, you shall not be required to post a bond in order to seek equitable relief or any other equitable remedy.

The foregoing provisions of this Agreement under the “Non-Competition/Non-Solicitation/Non-Disparagement” heading above will survive the termination of your employment with the Company for any reason.

Arbitration

Except for the rights to seek specific performance provided above, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by you relating to your employment under this Agreement or the termination thereof (including without limitation any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in Connecticut. A court of competent jurisdiction may enter judgment upon the arbitrator's award. All costs and expenses of arbitration (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, unless the arbitrator shall award costs and expenses to the prevailing party in such arbitration.

Amendment

The Compensation Committee of the Board (“Committee”) may amend any term or provision of this Agreement with 12 months’ advance notice to you.  This amendment right allows the Committee to ensure that your overall compensation, the current mix and weighting of compensation components, and the other terms of your employment are adjusted to reflect all of the relevant factors.  These factors include, for example, changes in peer group practices, changes in institutional shareholder expectations, other external factors, and developments at the Company.  In addition, the Committee shall also have the right to amend any term or provision of this Agreement, with less than 12-months’ notice, to the extent that the Committee determines that the change is required by applicable law and that the time when the change is required does not permit 12 months’ notice.  In this case, the Committee will act reasonably, to the extent possible, to minimize the change and to hold you harmless in the aggregate.  In the event that it is necessary to materially reduce compensation on a Company-wide basis, the Committee is entitled to reduce your compensation on the same basis as compensation is reduced for other senior executives, with less than 12-months’ notice.

Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof.

Entire Agreement and Successors

This Agreement contains the entire understanding of the parties with respect to your potential severance benefits from the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  In addition, this Agreement supersedes entirely any previous severance arrangements between you and the Company, specifically including but not limited to any severance benefit provisions (for any type of employment termination) that were included in any previous agreement between you and the Company.  Further, you expressly acknowledge and agree that this supersession applies without condition, including (without limitation) if you did not receive 12-months’ advance notice in accordance with your February 25, 2015 letter agreement with the Company.  Subject to the Company’s unilateral amendment rights described above, this Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

This Agreement shall inure to the benefit of and be binding upon (i) the Company and its subsidiaries, and (ii) you and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this successor provision to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

Withholding Taxes

The Company may withhold from any amount payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 409A

This Agreement will be construed and administered to preserve the exemption from Section 409A of the Code, and the Department of Treasury guidance thereunder (collectively, “Section 409A”) of each payment pursuant to this Agreement that qualifies as a short-term deferral under Section 409A or otherwise qualifies for exemption from Section 409A.  With respect to any other amounts payable pursuant to this Agreement that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts and the Company’s and your exercise of authority or discretion under this Agreement will comply with the provisions of Section 409A, so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A.  For this purpose, and except as otherwise provided below under this heading, each payment of continued Base Salary under this Agreement shall be paid at regular intervals in accordance with the Company’s standard payroll practices for the payment of base salary to executives, and each such payment and each payment of any other amounts shall be deemed a separate payment for purposes of Section 409A.

Accordingly, each payment of continued Base Salary severance pay and any single lump payment of severance pay that is payable and paid by March 15th of the year following your termination of employment (or in the case of payments related to a change in control, March 15th of the year following the later of your termination date or the date of the change in control) is intended to be exempt from Section 409A as a short-term deferral. Any remaining continued Base Salary severance pay shall comply with the Section 409A payment rules.  For this purpose, the Section 409A payment rules require that, when this Agreement provides for payment upon your termination of employment, (i) this Agreement shall be understood to require payment upon your “separation from service” within the meaning of Section 409A, and (ii) if you are a “specified employee” on the date of your termination of employment, any payment due within the first six months after such termination of employment will be paid on the first business day after six months following such termination of employment or, if earlier, the date of your death.  The group of “specified employees” shall be determined in accordance with the Company’s then generally applicable rules for determining specified employees in accordance with Section 409A.  Otherwise, such payments shall comply by being paid at the regular payment interval, as scheduled.

Similarly, all equity awards subject to this Agreement that may be exempt from Section 409A shall be exempt, and to the extent not exempt shall be paid in accordance with Section 409A based on the terms of the applicable award agreements and the Equity Plan.

To the extent necessary to comply with Section 409A, in no event may you, directly or indirectly, designate the taxable year of payment; in particular, to the extent necessary to comply with Section 409A, for any payment under this Agreement that is conditioned upon you executing and not revoking a Release. If the 60-day payment period for such payment begins in one taxable year and ends in the next taxable year (or a payment could otherwise vary between one taxable year and the next based on when you execute and do not revoke a release, or when you take any other required action), the payment will be made in the later taxable year.

To the extent necessary to comply with Section 409A, a change in control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5). If you commence severance benefits in the form of installments and subsequently your employment termination is determined to have occurred on account of a change of control as specified above, then (i) severance benefits payable to you subsequent to such change in control shall be considered nonqualified deferred compensation subject to Section 409A to the extent that the comparable benefits to which you were entitled prior to the occurrence of the change in control were considered nonqualified deferred compensation (the “Non-Exempt Payments”), and (ii) if the change in control does not constitute a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5), such Non-Exempt Payments shall be paid in the form of installments pursuant to the same schedule applicable to the comparable benefits to which you were entitled prior to the occurrence of the change in control; any incremental benefits to which you become entitled that exceed the comparable benefits to which you were entitled prior to the occurrence of the change in control shall be paid as a lump sum as specified above and are intended to be exempt from Section 409A as short-term deferrals within the meaning of the final regulations under Section 409A.

To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if you incur the corresponding expense during your employment with the Company and submit the request for reimbursement to the Company no later than three months prior to the last day of the calendar year following the calendar year in which you incur the expense so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which you incur the expense; the amount of expenses eligible for reimbursement during a calendar year will not affect the amount of expenses eligible for reimbursement in another calendar year; and your right to reimbursement is not subject to liquidation or exchange for another benefit from the Company.

Acknowledgment and Acceptance

Please do not hesitate to contact me with any questions regarding this Severance Agreement.  To acknowledge your acceptance of this program, please sign the bottom of this Agreement and email a complete scanned copy back to me directly, which you agree is valid and binding just like the signed original.

Sincerely,

/s/ Elisa Bannon-Jones

Elisa Bannon-Jones

Chief Human Resources Officer

Frontier Communications Corporation

Acceptance

By signing below, I hereby agree to the provisions of this Agreement.  I understand that I will not have a contract of employment with the Company for a specified period of time.  I further agree to abide by policies and procedures established by the Company.

/s/ Daniel J. McCarthy_____________________________                Date:  August 2, 2019

Daniel J. McCarthy

Exhibit A

The following are definitions for purposes of this Agreement.

“Base Salary” means your annual base salary in effect on your termination of employment date.

“Cause” means your:

•

Willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, which demand shall identify and describe such failure with sufficient specificity to allow you to respond;

•	Willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company;

•	Conviction of, or a plea of guilty or nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving moral turpitude; or

•

Material Misconduct (as defined below), subject to reasonable notice and opportunity to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Committee).

“Misconduct” means any of the following, as determined by the Committee in good faith:

•

Violating any agreement between the Company and you, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services;

•

Competing with the company by working for, managing, operating, controlling or participating in the ownership, operation or control of, any company or entity which provides telephone, Internet or video products or services,

•	Violating the Company’s Code of Business Conduct and Ethics;
•

Making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy;

•	Improperly disclosing or otherwise misusing any confidential information regarding the Company;
•	Unlawful trading in the Company’s securities or of another company based on information gained as a result of your employment or other relationship with the Company;
•	Engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company;
•	Commission of a felony or other serious crime; or
•	Engaging in any activity which constitutes gross misconduct including, but not limited to, sexual harassment.

“Good Reason” means:

•	The material failure of the Company to pay or cause to be paid your Base Salary or annual cash incentive;

•

Any substantial and continuing diminution in your position, authority or responsibilities in effect immediately prior to such diminution, including a requirement that you report to a corporate officer or an employee instead of reporting directly to the Board;

•

A relocation of your principal office location of more than 50 miles from the Company’s Norwalk, Connecticut headquarters or a relocation of your principal office location of a shorter distance that the Committee determines causes you material hardship; or

•

A material decrease by the Company of your Base Salary or target annual cash incentive in effect immediately prior to such decrease that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2) (other than a decrease pursuant to an amendment that does not require 12-months’ notice).

In addition to the above definition of “Good Reason”, for the purposes of “CIC Good Reason”, the following conditions shall also be conditions that constitute “Good Reason”:

•	A material decrease in your aggregate employee benefits that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2);

•

A material diminution in your reporting relationships, duties or responsibilities, including, without limitation, ceasing to be a chief executive officer who reports directly to the board of directors of a public company; or

•	A successor to the Company failing to expressly assume this severance pay arrangement.

Notwithstanding the foregoing, in connection with a resignation for either “Good Reason” or “CIC Good Reason”, your resignation will only qualify as being for “Good Reason” or for “CIC Good Reason” (as applicable) if:

•

Within 90 days after you first know (or should have known) of the initial existence of a condition listed above (a “Qualifying Condition”), you provide notice to the Committee of the existence of a supposedly Qualifying Condition and the related circumstances that you believe cause it to qualify under the provisions above, and

•	Within 30 days after such notice the Company does not remedy the Qualifying Condition, and
•	Your termination of employment date occurs within 6 months after the initial existence of the Qualifying Condition.

Exhibit B

Form of General Release Agreement

THIS GENERAL RELEASE AGREEMENT (this “Release Agreement”) is entered into by and between Daniel J. McCarthy (“Executive”) and Frontier Communications Corporation, and its subsidiary and affiliate corporations (collectively, the “Company”), with reference to the following facts:

1.	Payment Contingent upon Release.

           Executive understands that the Company’s obligation to make the payments provided for in the letter agreement, dated as of August 2, 2019 (the “Letter Agreement”), by and between Executive and the Company, is conditioned upon Executive’s execution of this Release Agreement within [21][45] days after the date on which Executive’s employment terminates (the “Separation Date”) and non-revocation of this Release Agreement in accordance with the terms hereof.

2.	General Releases.

In consideration of the Company’s execution of this Release Agreement and of the payments and benefits provided for in the Letter Agreement, which Executive acknowledges is adequate consideration, Executive, on behalf of Executive’s heirs, successors, assigns, executors, and representatives of any kind, releases and forever discharges the Company, its subsidiaries, affiliates, and divisions, and all their past, present, and future employees, directors, officers, agents, stockholders, insurers, attorneys, employee benefit plans and plan fiduciaries, executors, successors, assigns, and other representatives of any kind in their capacities as such (referred to in this Release Agreement collectively as “Released Parties”) from any and all claims, charges, demands, liabilities, or causes of action of any kind, known or unknown, arising through the date Executive executes this Release Agreement, including, but not limited to, any claims, liabilities, or causes of action of any kind arising in connection with Executive’s employment or termination of employment with the Company. Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties, except that nothing in this Release Agreement shall affect any rights Executive may have under:  (i) this Release Agreement; (ii) any funded retirement or 401(k) plan of the Company; or (iii) the Letter Agreement. Without limitation, Executive waives any right or claim to reinstatement of Executive’s employment with the Company, although Executive may be reemployed by mutual agreement of the parties hereto. The claims that Executive is releasing include, but are not limited to: claims for wrongful discharge; constructive discharge; breach of contract; tortious interference with contract; unlawful terms and conditions of employment; retaliation; defamation; invasion of privacy; unlawful conspiracy; discrimination and/or harassment, including any discrimination and/or harassment claim arising under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Federal Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.;

the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d) et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Connecticut Human Rights & Opportunities Law, Conn. Gen. Stat. § 46a-60 et seq.; Connecticut Wage and Hour Laws, the Connecticut Wage Payment Law, Conn. Gen. Stat. §§ 31-71a et seq.; and the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. §§ 31-51kk et seq., all as amended; any other federal, state, or local constitutional provision, statute, executive order, and/or ordinance relating to employment, or other civil rights violations; and, except as expressly set forth in the Letter Agreement, any claim for any severance and/or other benefits, any bonus for any year; any rights or benefits under the Company’s long-term incentive programs, including, without limitation, all shares of unvested restricted stock and all performance shares that would or might, absent Executive’s termination, have vested or become issuable to Executive at dates after the Separation Date; and any other claims whether based on contract or tort.

             Executive hereby expressly waives any rights Executive may have under any statute or common law principle concerning the release of claims and potential claims that Executive does not know or suspect to exist in Executive’s favor at the time of executing this Release Agreement, which if known to Executive must or might have materially affected Executive’s settlement with the Company. Furthermore, Executive acknowledges that Executive intends these consequences even as to claims for damages that may exist as of the date of this Release Agreement but which Executive does not know exist, and which, if known, would materially affect Executive’s decision to execute this Release Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. Executive acknowledges that if any fact with respect to any matter covered by the Release Agreement is later found to be other than or different from the facts now believed by Executive to be true, the Release Agreement will be and remain in effect, notwithstanding such different facts.

3.	No Other Proceedings.

          The Executive represents and covenants that Executive has not and will not file or join in any action, charge, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties (other than pursuing a claim for unemployment compensation benefits to which Executive may be entitled) with respect to any claim that is released in this Release Agreement, including any matter arising out of or in connection with Executive’s employment with the Company or the termination of that employment. The Executive covenants and agrees that this Section 3 may be raised as a complete bar to any such action, charge, claim, complaint, lawsuit, or proceeding.

          Should Executive file or join (or have filed or have joined) in any action, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties, based on any claim that Executive has released, or should such an action, claim, complaint, lawsuit, or proceeding be filed on Executive’s behalf, Executive agrees to withdraw, dismiss, or cause to be withdrawn or dismissed, with prejudice, any such action, claim, complaint, lawsuit, or proceeding of any kind that is pending in any federal, state, or local agency or court. If Executive breaks this promise and files or joins (or has filed or has joined) in any action, claim, complaint, lawsuit, or proceeding based on any claim that Executive has released, then Executive will pay for all costs the Company or any of the other Released Parties incurs in defending against Executive’s claim, including reasonable attorneys’ fees, unless prohibited by law.

            For the avoidance of doubt, this Release Agreement does not affect or limit any claims that, under controlling law, may not be released by private agreement, including, without limitation, (i) any claims under workers’ compensation laws; or (ii) the right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency, or with the National Labor Relations Board, or to provide information to or assist such agency in any proceeding; provided,  however, that Executive agrees that by signing this Release Agreement, Executive specifically waives Executive’s right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other state or local agency under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, or any other federal, state, or local discrimination law, regardless of whether such claim or suit is brought by Executive or on Executive’s behalf, except where prohibited by law. In addition, nothing in this Release Agreement is intended to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, nor is Executive required to notify the Company that the Service Provider has made such reports or disclosures.

            Additionally, nothing in this Release Agreement shall limit or restrict Executive’s right under the ADEA to challenge the validity of this Release Agreement in a court of law. However, Executive nevertheless understands that in any suit brought solely under the ADEA, Executive will not be entitled to any damages or other relief unless this Release Agreement and the waivers contained in it were deemed to be unlawful or otherwise invalid.

4.	No Sale of Claim.

          Executive represents that Executive has not given or sold any portion of any claim discussed in this Release Agreement to anyone else.

5.	Cooperation.

           From and after the Separation Date, Executive agrees to reasonably cooperate with the Company and its financial and legal advisors when and as the Company requests in connection with any claims, investigations, or other proceedings involving the Company with respect to matters occurring while Executive was employed by the Company; provided,  however, that Executive shall have no such obligation with respect to claims, investigations, or other proceedings commenced after the second anniversary of the Separation Date. Executive shall receive no additional compensation for rendering such services pursuant to this Section 5; however, the Company will reimburse Executive at Executive’s then-prevailing hourly rate for the time expended by Executive in rendering such services, and for reasonable expenses incurred in connection with such cooperation.

6.	Effect of Breach.

          If Executive breaches any of Executive’s promises or obligations contained in the Letter Agreement or this Release Agreement, then the Company has the right to immediately stop making the payments described in the Letter Agreement and to seek repayment of payments already made pursuant to the Letter Agreement (except to the extent, if any, prohibited by applicable law). If the Company exercises its rights under this Section 6 to stop making the payments described in the Letter Agreement, then Executive will continue to be obligated to comply with all Executive’s promises and obligations contained in the Letter Agreement and in this Release Agreement. Additionally, if the Company exercises its rights under this Section 6 to stop making the payments described in the Letter Agreement, then the Company will also have the right to pursue all additional rights it has against Executive pursuant to the Letter Agreement or this Release Agreement, as well as any and all other legal rights it may have against Executive for breaching any of Executive’s promises or obligations in the Letter Agreement or this Release Agreement.

7.	Arbitration.

          The parties agree that any disputes regarding any rights or obligations pursuant to the Letter Agreement or this Release Agreement shall be resolved by final and binding arbitration pursuant to the Employment Rules of the American Arbitration Association, except that the Company may seek injunctive relief to enforce any restrictive covenants in the Letter Agreement or this Release Agreement in any court of competent jurisdiction. Any arbitration hearing must be conducted in Fairfield County, Connecticut, and shall be a confidential and private proceeding.

8.	Enforcement.

          If any arbitrator or court of competent jurisdiction determines that Executive or the Company has violated any of Executive’s or the Company’s respective promises or obligations contained in the Letter Agreement or this Release Agreement, then the injured party shall be entitled to recover, in addition to its damages, all costs and expenses incurred in its enforcement efforts, including actual attorneys’ fees, from the violating party. In addition, the parties acknowledge and agree that a breach by a party of any of its promises or obligations contained in the Letter Agreement or this Release Agreement shall cause the other party irreparable harm and that the other party and its affiliates shall be entitled to seek injunctive relief, in addition to damages, for any such breach.

9.	Taxes.

          The Executive recognizes that the payments and benefits provided under the Letter Agreement or this Release Agreement will result in taxable income to Executive that the Company will report to appropriate taxing authorities. The Company shall have the right to deduct from any payment made under the Letter Agreement or this Release Agreement any federal, state, local, or other income, employment, Social Security, Medicare, or other taxes it determines are required by law to be withheld with respect to such payments and benefits, as well as any applicable payroll deductions.

10.	Consultation with Counsel.

           Executive acknowledges that executive has been advised, in this writing, to consult with an attorney of executive’s choice prior to signing this release agreement and that executive has signed this release agreement knowingly, voluntarily, and freely, and with such counsel (if any) as executive deemed appropriate. Executive understands, however, that whether or not to consult with an attorney is Executive’s decision. Executive agrees that, except as set forth in the paragraph entitled “Indemnification” under the Letter Agreement, the Company shall not be required to pay any of Executive’s attorneys’ fees in this or any related matter or lawsuit, now or later, and that the amounts payable under the Letter Agreement and this Release Agreement are in full and complete payment of all matters between Executive and the Company, including, without limitation, attorneys’ fees and costs.

11.	Right to Revoke Release Agreement.

          Executive acknowledges that executive has been provided with a period of [21][45] days in which to consider whether or not to enter into this release agreement. Executive further acknowledges that executive has been advised of executive’s right to revoke this release agreement during the seven-day period following execution of this release agreement (the “revocation period”). To revoke, executive must give the company written notice of executive’s revocation within the seven-day revocation period. Any revocation must state “I hereby revoke my acceptance of my Release Agreement.” The revocation must be personally delivered or mailed to the Company representative noted in Section 15 and received by such Company representative prior to the expiration of the Revocation Period. If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in Connecticut, then the Revocation Period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday. This Release Agreement shall not become effective or enforceable, and the consideration described in the Letter Agreement shall not be payable, until the Revocation Period has expired without such revocation having been given.

12.	Effective Date of Release Agreement.

          This Release Agreement becomes effective on the day immediately following the day on which the Revocation Period ends; provided that Executive has not revoked this Release Agreement pursuant to Section 11. After Executive signs and dates the Release Agreement, Executive must return the Release Agreement to the Company representative noted in Section 15.

13.	No Reliance.

          The parties acknowledge that they execute this Release Agreement in reliance on their own personal knowledge, and are not relying on any representation or promise made by any other party that is not contained in this Release Agreement.

14.	Entire Agreement.

          This Release Agreement contains the entire agreement between the parties concerning the subject matter of this Release Agreement and supersedes all prior negotiations, agreements, or understandings between the parties, except that any obligations of Executive to the Company under the Letter Agreement shall survive the execution of this Release Agreement and continue in full force and effect. No promises or oral or written statements have been made to Executive other than those in the Letter Agreement and this Release Agreement. If any portion of this Release Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. Executive agrees that the Company is entitled to cease severance payments and any other benefit set forth in the Letter Agreement or this Release Agreement, and recover its prior payment of the same if an arbitrator or court of competent jurisdiction determines that any portion of the release contained in this Release Agreement is unenforceable.

15.	Notice.

           Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer and Chief Legal Officer. Any party may serve process in any matter relating to this Release Agreement in the same manner.

16.	Governing Law.

           This Release Agreement shall be governed by the substantive laws of the State of Connecticut without regard to conflicts of law principles.

17.	Counterpart Signatures.

           If the Company and Executive sign this Release Agreement in counterparts, each will be deemed the original but all counterparts taken together will constitute one instrument.

18.	Headings.

           All descriptive headings of sections in this Release Agreement are intended solely for convenience, and no provision of this Release Agreement is to be construed by reference to any such heading.

19.	Inducement.

           To induce the Company to provide Executive the consideration recited in the Letter Agreement or this Release Agreement, Executive voluntarily executes this Release Agreement,

acknowledges that the only consideration for executing this Release Agreement is that recited in the Letter Agreement or this Release Agreement, and that no other promise, inducement, threat, agreement, or understanding of any kind has been made by anyone to cause Executive to execute this Release Agreement. Executive acknowledges and agrees that the consideration recited in this Release Agreement is more than the Company is required to deliver under its policies and procedures, and that any additional consideration is delivered in consideration for Executive signing this Release Agreement.

         Executive agrees that executive has read and understands this release agreement, including the release of claims, and fully understands its terms.

         Executive understands this release agreement contains a final release of all known and unknown claims and that executive can make no further claim of any kind against the company or any of the other released parties arising out of actions occurring through the date executive executes this release agreement.

         Executive acknowledges that executive has been advised to consult with an attorney prior to signing this release agreement and has had an opportunity to review this release agreement with an attorney.

         Executive acknowledges that executive is entering into this release agreement knowingly and voluntarily and without any coercion.

          Executive further acknowledges that executive has had [21][45] days to consider this release agreement. If executive signs this release agreement prior to the expiration of the [21][45] days, executive agrees that executive does so voluntarily and of executive’s own free will.

(signature page follows)

In witness whereof, each of the parties has executed this Release Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

FRONTIER COMMUNICATIONS CORPORATION

By: ________________________________
      Name:
      Title:

Date: _______________________________

EXECUTIVE

____________________________________
[Name of executive]

Date: _______________________________